UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  08/01/2005

Time Warner Telecom Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-30218

DE	841500624
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of Principal Executive Offices, Including Zip Code)

303-566-1284
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As a result of the resignation of Howard L. Schrott as a director and member of the Company's Audit Committee on July 15, 2005, the Listings Qualification department of the Nasdaq Stock Market, Inc. issued a letter to the Company on July 28, 2005 indicating that the Company no longer complies with Nasdaq's Marketplace Rule 4350, which requires the company to have an audit committee of at least three independent directors as defined by Nasdaq's rules. Consistent with the rule, the Company has a cure period until the earlier of July 15, 2006 or the Company's next annual meeting of stockholders to regain compliance. As of August 1, 2005, the Board of Directors has replaced the departing director by electing Kevin W. Mooney as an independent director and chairman of its audit committee and has cured the referenced deficiency.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective August 1, 2005, Kevin W. Mooney has joined the Company's Board of Directors as an independent director, filling the vacancy created by the resignation of Howard L. Schrott on July 15, 2005, and will also serve as Chairman of the Company's Audit Committee and a member of its Compensation and Human Resources and Benefits Committees. Mr. Mooney was nominated by the Company's Nominating Committee in accordance with the Company's by-laws and was elected by the Company's board of directors. Mr. Mooney's current term will expire at the 2006 Annual Meeting of Stockholders. Mr. Mooney serves as Chief Financial Officer of Worldspan, L.P., a privately held transaction processing firm and held positions as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller of Cincinnati Bell Inc. from April 1996 to July 2003.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: August 01, 2005.	By:	/s/ Tina Davis
Tina Davis
Vice President and Deputy General Counsel